Atlantica Seafoods Company, Inc. S-1/A

EXHIBIT 23.2

May 21, 2015

To the Managing Member of

Silver Stream Seafood, LLC

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form S-1 Amendment No. 2 (No. 333-201757) of our report dated January 28, 2015, relating to the financial statements of Silver Stream Seafood, LLC, (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the Company’s ability to continue as a going concern) for the years ended December 31, 2012 and 2013, which are contained in that Prospectus, which is contained in Part II of this Registration Statement on Form S-1 Amendment No. 2 (No. 333-201757).

We also consent to the reference to us under the caption “Experts” in the Prospectus.

HARTLEY MOORE ACCOUNTANCY CORPORATION

May 21, 2015

Irvine, CA